Exhibit 99.1

Tribune Media Company Reports First Quarter 2016 Results

NEW YORK, May 10, 2016 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months ended March 31, 2016.

FIRST QUARTER 2016 HIGHLIGHTS (compared to first quarter 2015 unless noted)

•	Consolidated operating revenues increased 10% to $520.5 million

•	Core advertising revenues increased 2.2% to $291.8 million

•	Net political advertising revenues of $15.3 million increased 169% compared to pro forma[1] first quarter 2012

•	Retransmission consent revenue increased 21% to $83.5 million

•	Carriage fee revenue increased 44% to $31.0 million

•	WGN America primetime ratings[2] increased 51%, driven by the success of our two original programs, Outsiders and Underground, which premiered in the first quarter

•	Consolidated Adjusted EBITDA decreased 18%, primarily due to higher programming and promotion expenses related to premiering the two original programs mentioned above

•	Company reaffirms 2016 full year financial guidance

“We had yet another quarter of strong top-line growth,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “Our broadcast business posted solid results, highlighted by continued growth in core advertising, retransmission consent and carriage fee revenues, as well as very strong spending on political advertising. At our cable network, WGN America, the undeniable success of this quarter’s two new original series, Outsiders and Underground, demonstrates that our plan to reinvent the network is working better than we could have imagined. We are pleased with our first quarter results and as our reaffirmed full year guidance indicates, we expect significant Adjusted EBITDA growth for the remainder of 2016.”

FIRST QUARTER RESULTS

Consolidated

Consolidated operating revenues for the first quarter of 2016 were $520.5 million compared to $472.7 million in the first quarter of 2015, representing an increase of $47.8 million, or 10%. The increase was driven by higher advertising, retransmission consent and carriage fee revenues as well as an increase in Digital and Data revenues.

Consolidated operating profit was $27.2 million for the first quarter of 2016 compared to $60.9 million in the first quarter of 2015, representing a decline of $33.7 million, or 55%. The decline was primarily attributable to higher programming and promotion expenses as a result of premiering two original series on WGN America in the quarter whereas no original series premiered in the first quarter of 2015, higher network affiliate fees, impairment charges for certain real estate properties and higher expenses from Digital and Data acquisitions in the second quarter of 2015. These factors were partially offset by higher revenues discussed above.

[1]	Pro forma Q1 2012 net political advertising revenues include $4.2 million of advertising revenues attributable to Local TV, which was acquired in December 2013.
[2]	Source: Nielsen - Total Viewers, Live+3

Diluted earnings per common share for the first quarter of 2016 was $0.12 compared to $0.37 for the first quarter of 2015. Adjusted diluted earnings per share (“Adjusted EPS”) for the first quarter of 2016 was $0.18 compared to $0.40 for the first quarter of 2015. Both diluted and Adjusted EPS in the first quarter of 2016 include a $3.8 million, or $0.04 per share, charge related to the write-off of unrealized deferred tax assets related to stock-based compensation included in income tax expense. There was not a similar adjustment recorded in the first quarter of 2015.

Consolidated Adjusted EBITDA decreased to $105.8 million in the first quarter of 2016 from $129.0 million in the first quarter of 2015, representing a decrease of $23.2 million, or 18%. The decline was primarily attributable to an increase in programming and promotion expenses, partially offset by higher advertising, retransmission consent and carriage fee revenues.

Cash distributions from equity investments in the first quarter of 2016 were $89.3 million compared to $94.9 million in the first quarter of 2015.

Television and Entertainment

Revenues were $454.7 million in the first quarter of 2016 compared to $410.3 million in the first quarter of 2015, an increase of $44.4 million, or 11%. The increase was driven by higher net political advertising revenue of $13.3 million, an increase in retransmission consent revenue of $14.7 million, or 21%, an increase in carriage fee revenue of $9.5 million, or 44%, and an increase in core advertising revenues of $6.4 million, or 2.2%.

Adjusted EBITDA for the first quarter of 2016 was $116.0 million compared to $135.0 million in the first quarter of 2015.

Adjusted EBITDA for the first quarter was impacted largely by a planned increase of $25 million in programming expenses and $16 million of promotion expenses, primarily associated with premiering the original series Outsiders and Underground on WGN America.

Digital and Data

Revenues in the first quarter of 2016 were $53.3 million compared to $50.2 million in the first quarter of 2015, an increase of $3.1 million, or 6.1%. The increase was primarily due to the favorable impact of the acquisitions of Infostrada Sports, SportsDirect, Covers and Enswers, all of which were consummated in the second quarter of 2015, and higher video revenues at the legacy business, partially offset by lower music revenues primarily due to lower revenues recognized from auto contracts.

Adjusted EBITDA was $8.9 million in the first quarter of 2016 compared to $12.5 million in the first quarter of 2015, a decrease of $3.5 million primarily due to the decline in music revenues, as described above.

Corporate and Other

Real estate revenues for the first quarter of 2016 were $12.6 million compared to $12.2 million for the first quarter of 2015, representing an increase of $0.3 million, or 2.7%.

Corporate and Other Adjusted EBITDA for the first quarter of 2016 represented a loss of $19.1 million compared to a loss of $18.5 million in the first quarter of 2015. The increase in loss was primarily a result of an increase in software license fees for new technology applications, partially offset by lower compensation expenses.

RETURN OF CAPITAL TO SHAREHOLDERS

Stock Repurchase Programs

On February 24, 2016, the Board of Directors authorized a new stock repurchase program under which the Company may repurchase up to $400 million of its outstanding Class A common stock. During the first quarter of 2016, the Company repurchased approximately 341,548 shares of the Company’s Class A common stock in open market transactions for an aggregate purchase price of approximately $13 million. As of May 6, 2016, the remaining authorized amount under the current program totaled $368 million. Since the inception of the Company’s prior stock repurchase program authorized in October 2014, the Company has purchased an aggregate of 8.5 million shares of the Company’s Class A common stock in open market transactions at an aggregate purchase price of approximately $433 million.

Quarterly Dividend

On May 5, 2016, the Company’s Board of Directors approved a quarterly cash dividend of $0.25 per share on the Company’s common stock. In addition, holders of the Company’s outstanding warrants will receive a cash payment equal to the amount of the dividend paid per share of common stock for each share of common stock such warrants are exercisable into. The dividend is payable on June 6, 2016, to stockholders of record at the close of business on May 20, 2016. This is the fifth quarterly dividend declared under the Company’s dividend program announced on March 6, 2015. Future dividends will be subject to the discretion of the Company’s Board of Directors.

RECENT DEVELOPMENTS

On May 2, 2016, the Company sold its Deerfield Beach, Fla. property for net proceeds of $24 million. On April 13, 2016, the Company entered into an agreement to sell a property located in Pennsylvania and on May 5, 2016, the Company entered into agreements for the sales of the north block of the Los Angeles Times Square property and the Olympic Printing Plant facility located in Los Angeles. Each of the agreements is subject to certain adjustments and customary closing conditions. There can be no assurance that these sales will be completed in a timely manner or at all. The previous agreement for the sale of the Los Angeles Times Square property, which was entered into on December 28, 2015, was terminated during the first quarter of 2016.

FINANCIAL GUIDANCE

The following represents the Company’s financial guidance for the full year 2016 for the current business portfolio. Given the evaluation of strategic and financial alternatives discussed in our fourth quarter and full year 2015 earnings release, our actual results for the full year may differ materially as the guidance below is based on our assets and operations as they exist today. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements,” and may differ materially from our actual results.

For full year 2016, the Company expects:

Consolidated revenues to be between $2.25 billion and $2.28 billion

Consolidated Adjusted EBITDA to be between $615 million and $645 million

Television and Entertainment segment revenues to be between $1.975 billion and $2.000 billion

Television and Entertainment segment Adjusted EBITDA to be between $640 million and $665 million

Digital and Data segment revenues to be between $225 million and $235 million

Digital and Data segment Adjusted EBITDA to be between $47 million and $50 million

Real estate revenues to be approximately $49 million

Real estate expenses to be approximately $26 million

Corporate expenses to be between $93 million and $95 million

Corporate and Other Adjusted EBITDA to be between $(70) million and $(72) million

Capital expenditures to be approximately $127 million ($63 million of which is non-recurring)

Cash taxes to be between $115 million and $125 million

Cash interest to be approximately $160 million

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:30 a.m. ET to discuss its first quarter results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 8034739.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until May 17, 2016 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10084442.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approaching 80 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Lisa Kampf	Gary Weitman
Finsbury	SVP/Corporate Relations
(312) 560-6178	(312) 222-3394
lisa.kampf@finsbury.com	gweitman@tribunemedia.com

Danielle DeVoe

Director/Corporate Finance, Investor Relations

(646) 563-8296

ddevoe@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). Adjusted EPS is calculated based on net income (loss) before investment transactions, loss on extinguishment of debt, certain adjustments to income on equity investments, net, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as net income (loss) before income taxes, investment transactions, loss on extinguishment of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, goodwill and other intangible asset and program impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, goodwill and other intangible asset and program impairments and other non-cash charges and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP. No reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2016 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our real estate monetization strategy, exploration of strategic and financial alternatives and other corporate initiatives, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2016. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements with multichannel video programming distributors; our ability to expand our Digital and Data business operations internationally; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; our ability to expand our operations internationally; the timing and administration by the FCC of a potential auction of spectrum and our ability to monetize our spectrum through sales channel sharing arrangements or relocations; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; our ability to successfully execute our business strategy, including our exploration of strategic and financial alternatives to enhance shareholder value; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; impact of foreign currency exchange rate changes; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 29, 2015
Operating Revenues
Television and Entertainment	$454,697	$410,300
Digital and Data	53,253	50,202
Other	12,565	12,235

Total operating revenues	520,515	472,737

Operating Expenses
Programming	124,167	93,516
Direct operating expenses	114,076	102,988
Selling, general and administrative	188,340	150,473
Depreciation	17,338	17,054
Amortization	49,378	47,771

Total operating expenses	493,299	411,802

Operating Profit	27,216	60,935
Income on equity investments, net	38,252	36,934
Interest and dividend income	145	367
Interest expense	(41,976)	(39,212)
Gain on investment transaction	—	687
Other non-operating gain	496	—
Reorganization items, net	(434)	(992)

Income Before Income Taxes	23,699	58,719
Income tax expense	12,606	22,302

Net Income	$11,093	$36,417

Net Earnings Per Common Share:
Basic	$0.12	$0.37
Diluted	$0.12	$0.37
Regular dividends declared per common share	$0.25	$—
Special dividends declared per common share	$—	$6.73

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$324,636	$262,644
Restricted cash and cash equivalents	17,579	17,595
Accounts receivable (net of allowances of $7,605 and $8,176)	433,883	466,628
Broadcast rights	158,319	160,240
Income taxes receivable	29,153	42,838
Prepaid expenses	42,822	63,337
Other	26,392	8,663

Total current assets	1,032,784	1,021,945

Properties
Property, plant and equipment	700,313	818,658
Accumulated depreciation	(164,548)	(160,801)

Net properties	535,765	657,857

Other Assets
Broadcast rights	186,580	203,422
Goodwill	3,563,657	3,561,812
Other intangible assets, net	2,192,431	2,240,199
Assets held for sale	313,235	206,422
Investments	1,641,291	1,692,700
Other	107,779	124,506

Total other assets	8,004,973	8,029,061

Total Assets	$9,573,522	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2016	December 31, 2015
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$67,698	$60,394
Debt due within one year (net of unamortized discounts and debt issuance costs of $7,947 and $7,979)	19,894	19,862
Income taxes payable	4,198	3,458
Employee compensation and benefits	70,191	87,976
Contracts payable for broadcast rights	206,283	236,676
Deferred revenue	40,704	44,721
Interest payable	13,901	33,828
Other	47,183	53,885

Total current liabilities	470,052	540,800

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $46,776 and $48,809)	3,404,562	3,409,489
Deferred income taxes	985,966	984,032
Contracts payable for broadcast rights	349,788	385,107
Contract intangible liability, net	9,436	13,772
Pension obligations, net	450,080	456,073
Postretirement, medical, life and other benefits	15,854	16,092
Other obligations	72,946	71,776

Total non-current liabilities	5,288,632	5,336,341

Total Liabilities	5,758,684	5,877,141

Commitments and Contingent Liabilities
Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at March 31, 2016 and at December 31, 2015	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 100,334,466 shares issued and 92,422,791 shares outstanding at March 31, 2016 and 100,015,546 shares issued and 92,345,330 shares outstanding at December 31, 2015	100	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,605 shares at March 31, 2016 and at December 31, 2015	—	—
Treasury stock, at cost: 7,911,675 shares at March 31, 2016 and 7,670,216 shares at December 31, 2015	(412,892)	(400,153)
Additional paid-in-capital	4,600,743	4,619,618
Retained deficit	(311,258)	(322,351)
Accumulated other comprehensive loss	(67,379)	(71,016)

Total Tribune Media Company shareholders’ equity	3,809,314	3,826,198
Noncontrolling interest	5,524	5,524

Total shareholders’ equity	3,814,838	3,831,722

Total Liabilities and Shareholders’ Equity	$9,573,522	$9,708,863

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 29, 2015
Operating Activities
Net income	$11,093	$36,417
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	8,493	7,845
Pension credit, net of contributions	(5,993)	(7,303)
Depreciation	17,338	17,054
Amortization of contract intangible assets and liabilities	(4,003)	(3,461)
Amortization of other intangible assets	49,378	47,771
Income on equity investments, net	(38,252)	(36,934)
Distributions from equity investments	89,346	94,906
Amortization of debt issuance costs and original issue discount	2,786	3,330
Gain on investment transaction	—	(687)
Loss on sale of real estate	—	97
Other non-operating gain	(496)	—
Change in excess tax benefits from stock-based awards	—	402
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	33,210	25,802
Prepaid expenses and other current assets	2,775	(12,036)
Accounts payable	9,448	(5,343)
Employee compensation and benefits, accrued expenses and other current liabilities	(44,797)	(7,225)
Deferred revenue	(3,941)	(938)
Income taxes	14,406	(239,850)
Change in broadcast rights, net of liabilities	(46,949)	(11,259)
Deferred income taxes	1,722	172
Other, net	26,735	(3,066)

Net cash provided by (used in) operating activities	122,299	(94,306)

Investing Activities
Capital expenditures	(17,848)	(16,299)
Acquisitions	—	(109)
Transfers from restricted cash	4	—
Investments	(88)	(411)
Proceeds from sales of real estate and other assets	1,486	5,617

Net cash used in investing activities	(16,446)	(11,202)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 29, 2015
Financing Activities
Repayments of long-term debt	(6,960)	(1,067)
Long-term debt issuance costs	(622)	—
Payments of dividends	(23,215)	—
Common stock repurchases	(8,938)	(172,777)
Change in excess tax benefits from stock-based awards	—	(402)
Tax withholdings related to net share settlements of share-based awards	(4,126)	(3,618)
Proceeds from stock option exercises	—	19

Net cash used in financing activities	(43,861)	(177,845)

Net Increase (Decrease) in Cash and Cash Equivalents	61,992	(283,353)
Cash and cash equivalents, beginning of period	262,644	1,455,183

Cash and cash equivalents, end of period	$324,636	$1,171,830

Supplemental Schedule of Cash Flow Information
Cash paid (received) during the period for:
Interest	$59,065	$35,593
Income taxes, net	$(3,613)	$261,914

Tribune Media Company - Consolidated

Reconciliation of Net Income to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 29, 2015
Revenue	$520,515	$472,737

Net Income	$11,093	$36,417
Income tax expense	12,606	22,302
Reorganization items, net	434	992
Other non-operating gain	(496)	—
Gain on investment transaction	—	(687)
Interest expense	41,976	39,212
Interest and dividend income	(145)	(367)
Income on equity investments, net	(38,252)	(36,934)

Operating Profit	$27,216	$60,935
Depreciation	17,338	17,054
Amortization	49,378	47,771
Stock-based compensation	8,493	7,845
Severance and related charges	—	901
Transaction-related costs	1,841	1,638
Loss on sales of real estate	—	106
Other	7,561	33
Pension credit	(5,993)	(7,303)

Adjusted EBITDA	$105,834	$128,980

Tribune Media Company - Television and Entertainment

Reconciliation of Operating Profit to Adjusted EBITDA and Broadcast Cash Flow

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 29, 2015
Advertising	$320,284	$299,702
Retransmission consent fees	83,527	68,813
Carriage fees	31,014	21,502
Barter/trade	10,076	9,226
Copyright royalties	1,343	4,265
Other	8,453	6,792

Total Revenues	$454,697	$410,300
Operating Profit	$58,745	$79,348
Depreciation	11,016	11,423
Amortization	41,475	41,510
Stock-based compensation	3,652	2,493
Severance and related charges	—	196
Other	1,079	13

Adjusted EBITDA	$115,967	$134,983

Broadcast rights - Amortization	105,460	72,008
Broadcast rights - Cash Payments	(135,457)	(84,715)

Broadcast Cash Flow	$85,970	$122,276

Tribune Media Company - Digital and Data

Reconciliation of Operating (Loss) Profit to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 29, 2015
Video and other	$36,764	$26,222
Music	16,489	23,980

Total Revenues	$53,253	$50,202
Operating (Loss) Profit	$(2,912)	$3,734
Depreciation	2,897	2,105
Amortization	7,903	6,261
Stock-based compensation	989	551
Severance and related charges	—	(173)
Transaction-related costs	59	—

Adjusted EBITDA	$8,936	$12,478

Tribune Media Company - Corporate and Other

Reconciliation of Operating Loss to Adjusted EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2016	March 29, 2015
Total Revenues	$12,565	$12,235

Operating Loss	$(28,617)	$(22,147)
Depreciation	3,425	3,526
Stock-based compensation	3,852	4,801
Severance and related charges	—	878
Transaction-related costs	1,782	1,638
Loss on sales of real estate	—	106
Other	6,482	20
Pension credit	(5,993)	(7,303)

Adjusted EBITDA	$(19,069)	$(18,481)

Tribune Media Company - Consolidated

Reconciliation of Diluted EPS to Adjusted EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2016			March 29, 2015
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$0.12			$0.37
Reorganization items, net	$434	$434	0.00	$992	$908	0.01
Other non-operating gain	(496)	(301)	(0.00)	—	—	—
Gain on investment transaction	—	—	—	(687)	(427)	(0.00)
Severance and related charges	—	—	—	901	548	0.01
Transaction-related costs	1,841	1,177	0.01	1,638	1,367	0.01
Loss on sales of real estate	—	—	—	106	65	0.00
Other	7,561	4,598	0.05	33	21	0.00

Adjusted EPS[3]			$0.18			$0.40

[3]	Both diluted and Adjusted EPS in the first quarter of 2016 include the impact of a $3.8 million, or $0.04 per share, charge related to the write-off of unrealized deferred tax assets related to stock-based compensation included in income tax expense.